Exhibit 10.1

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”) is made and entered into as of March 21, 2025, by and among Vision Management Services, LLC, a Delaware limited liability company (“Service Provider” or “VMS”) and Agrify Corporation, a Nevada corporation, and all its subsidiaries and affiliates (collectively, the “Service Recipients”). The Service Provider and the Service Recipients are referred to collectively as the “Parties.”

WITNESSETH:

WHEREAS, Service Provider is engaged in the business of providing administrative, consulting, and management services to Service Recipients in exchange for fees (“Service Fees”) and has the capacity to furnish Service Recipients with such services as are identified in Schedule A attached hereto (collectively, the “Services”); and

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

TERMS AND CONDITIONS

1.  Agreement to Provide Services.

1.1. Agreement. Upon the terms and subject to the conditions contained herein and in the Schedules attached hereto (each, as it may be amended from time to time, a “Schedule”), the Service Provider hereby agrees to provide to the Service Recipients the Services listed in Schedule A. Each of the Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and in the Schedules.

1.2. Scope of Services. The Parties agree that upon the terms and subject to the conditions contained herein, additional or new services which are not currently contemplated in this Agreement may be added by the Parties to the Schedules from time to time.

1.3. Review of Services. The Parties agree that: (i) the scope, frequency and manner of delivery of the Services detailed herein are subject to periodic review by the Parties; (ii) changes to any of the Services (including the addition or deletion of services) may be made at any time if agreed to by the Parties; and (iii) this Agreement may be amended from time to time according to the terms set out in Section 10.5.

1.4. Right to Deliver and Request Instructions.

a. The Service Recipients, acting through any of its authorized officers, may from time to time deliver to the Service Provider instructions with respect to matters arising under this Agreement, and the Service Provider shall follow such instructions provided they are consistent with the terms and conditions of this Agreement.

b. At any time, any Service Provider may, if it reasonably deems it necessary or appropriate, request instructions from a Service Recipient, within a reasonable period prior to the time necessary for taking action with respect to any matter contemplated by this Agreement, and may defer action thereon pending receipt of such instructions. Any action taken by the Service Provider, its officers, directors, employees, agents or representatives in accordance with the instructions of a Service Recipient, or failure to act by the Service Provider pending the receipt of such instructions after request therefor, shall be deemed to be proper conduct within the scope of service authority under this Agreement.

1.5. Service Designees. The Service Provider may perform the Services to be provided hereunder through its own officers and employees, or through agents, independent contractors or other parties designated by it; provided, however, that the Service Provider will pass through any third-party costs with no markup.

2.  Service Fees.

2.1. The Service Provider will be compensated by each Service Recipient in an amount determined under the Fee Scheule Pricing Document (“Fee Document”), as amended from time to time, and shown below in Schedule B.

2.2 The Service Fee will be calculated as the sum of direct and indirect costs incurred by the Service Provider, multiplied by the applicable percentage mark-up for the Services requested, as shown in the Fee Document.

2.3 The Service Recipients and Service Provider agree that unless otherwise approved in writing by the Parties, the Service Fee shall not exceed $1,000,000 per one year Term.

3. Reporting; Timing of Payments. The Service Provider shall submit a statement to the Service Recipients no later than twenty (20) calendar days after the end of each quarter (unless otherwise agreed to by the Parties), with respect to the amount payable by such Service Recipient for such period (a “Statement”). Unless any such Service Recipient disagrees as to the amounts payable as set forth in the Statement, all Statements shall be settled not later than ninety (90) calendar days following receipt by the Service Recipient from the Service Provider of such Statement relating to the Services provided.

4.  Standards for Performance of Service. The Service Recipients acknowledge and agree that the Services provided by Service Provider (as set forth in Schedule A, and as otherwise agreed to by the parties from time to time) are based on the information, documentation, and representations provided by the Service Recipients. The Service Recipients further acknowledge that while the Service Provider shall perform its obligations hereunder in a prudent and efficient manner and in accordance with applicable law and good industry practice Service Provider makes no guarantees, warranties, or representations regarding the outcomes or results of any of the Services.

5.  Access to Employees and Information.

5.1. Access. At the request of the Service Recipients, the Service Provider shall, and shall cause its affiliates to, use its commercially reasonable efforts to provide for consultation with the Service Recipient, shortly after such request, its employees providing Services hereunder. At the request of any Service Recipient, the Service Provider shall make available information relating to such Service Provider’s business.

5.2. Inspection. The Service Provider hereby agrees that, upon reasonable notice from the Service Recipients, it shall make its books and records with respect to Services and payment therefor available to the Service Recipient for inspection during normal business hours at the Service Provider’s principal place of business.

6. Force Majeure. No Party shall be liable for any failure of performance attributable to acts, events or causes (including, but not limited to, war, riot, rebellion, civil disturbances, power failures, failure of telephone lines and equipment, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its control that prevent in whole or in part performance by such Party hereunder. The affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Service Provider shall not have any liability to the Service Recipients or any other Party in connection therewith. The Service Provider shall make all reasonable commercial efforts to remove such disability as soon as and to the extent reasonably possible and to assist the Service Recipients in finding third parties to provide affected Services during the period of such disability.

7. Indemnification. To the fullest extent permitted by applicable law, the Service Recipients shall indemnify, defend and hold harmless the Service Provider, its officers, directors, employees, agents and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any such Person arising from or in connection with any Service Provider’ performance or non- performance of any covenant, agreement or obligation of the Service Provider hereunder, other than by reason of the Service Provider’s gross negligence or willful misconduct. This Section 6 shall survive any termination or expiration of this Agreement.

8. New Service Recipients. Unless otherwise agreed to in writing between the Parties, any new subsidiaries and/or affiliates of Agrify Corporation shall automatically become Service Recipients under this Agreement.

9.  Term and Termination.

9.1. Term of Services. The term of this Agreement (the “Term”) shall be one (1) year beginning from its date of execution, provided that such term shall renew automatically for successive terms of one (1) year if not cancelled in writing by either Party within thirty (30) days of the end of the Term. Either party may terminate this Agreement, for any reason or no reason, upon providing 90 days’ written notice.

10.  General Provisions.

10.1. Assignment; Successors and Assigns. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by any Party hereto without the prior written consent of both Parties. Any attempted assignment or delegation in contravention hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto. Written consent by the Service Recipients is not required for Service Provider to outsource certain work that it deems necessary as long as such Services are otherwise provided in accordance with this Agreement. Service Provider will make all commercially reasonable efforts to use outsourced providers at reasonable costs and that Service Provider would reasonably pay for such services if engaged for its own needs.

10.2. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the Parties hereto, any legal or equitable rights hereunder.

10.3. Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each Party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Nothing contained herein shall be deemed to be a limitation on any remedies that otherwise may exist or be available to any party under any other agreements between the Parties.

10.4. Interpretation; Definitions. The headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole (including the Schedules) and not to any particular Section in which such words appear. All references herein to dollar amounts shall be deemed to be references to U.S. Dollars.

10.5.  Amendments.

a. The Parties hereto will periodically review this Agreement as to the reasonableness of its terms on at least an annual basis not later than three (3) months after the end of Agrify Corporation’s accounting year.

b. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both Parties.

10.6. Cooperation. The Service Recipients will provide all information that the Service Provider reasonably request for performance of the Services pursuant hereto, and the Service Recipients will cooperate with any reasonable request of the Service Provider in connection with the performance of the Services pursuant hereto.

10.7. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties.

10.8. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

10.10. Dispute Resolution. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, including its interpretation, performance, or termination, the parties agree to first attempt to resolve the dispute through good faith discussions. Such discussions shall commence promptly upon written notice of the dispute by either party and shall continue for a period of no less than thirty (30) days from the date of the initial notice, unless the parties mutually agree to extend this period. If the dispute is not resolved through good faith discussions within 30 days, either party may submit the dispute for mediation. The mediation shall be conducted by a mutually agreed-upon mediator, and each party shall bear its own costs and an equal share of the mediator’s fees. If the parties cannot resolve the dispute through good faith mediation within thirty (30) calendar days of the commencement of the mediation process, the dispute may be submitted to binding arbitration. The arbitration shall be administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted before a single arbitrator, and the arbitrator’s decision shall be final and binding on the parties. The arbitration shall take place in Chicago, Illinois. Each party shall bear its own costs and expenses related to the arbitration, except as otherwise provided by the arbitrator’s decision.

10.11. Waiver. Except as otherwise provided in this Agreement, any failure of any of the Parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any consent given by any party pursuant to this Agreement shall be valid only if contained in a written consent signed by such party.

10.12. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or upon receipt of telecopy confirmation if sent by facsimile, three days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), at the address for the entity receiving such notice that is kept by and may be requested from both parties. Both parties shall keep an accurate and current record of the addresses of all entities party hereto. Any party hereto may change its address in the records of by providing written instructions to the other party, specifying the new address of such entity.

The address of Service Recipient is:

Agrify Corporation

Attn: [***]

2468 Industrial Row Dr

Troy, MI 48084

and by email to [***].

The address of Service Provider is:

VISION MANAGEMENT SERVICES, LLC

Attn: Legal Department

325 W. Huron Street, Suite #700

Chicago, Illinois 60654

and by email to [***]

10.13. Authority. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Service Provider is given authority to enter into agreements and contracts on Service Recipient’s behalf, in relation to financial and legal services, such as accounting, tax, audit, insurance, legal, banking and consulting services, provided that they are necessary to complete the Services on behalf of Service Recipient.

10.14. Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.15. Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement and understanding between the Parties hereto with respect to the subject matter and statement of work hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

Vision Management Services, LLC

By:	/s/ Mathew Faulkner
Name:	Mathew Faulkner
Title:	Authorized Signatory

Agrify Corporation

By:	/s/ Krishnan Varier
Name:	Krishnan Varier
Title:	Authorized Signatory

[SIGNATURE PAGE: SHARED SERVICES AGREEMENT]

Schedule A Administrative Services

The CFO of Agrify will oversee financial forecasting, reporting, budgeting, audit, and long-term financial planning and will work closely with the executive team to advise on financial strategy, growth, and financial compliance. This leader will have a notable track record of driving results, organization, and increasing efficiencies while maintaining compliance and transparency in a fast-paced environment in a highly regulated industry.

Responsibilities

●	Build and manage a finance organization that provides timely financial and accounting information to the Executive Leadership team.

●	Strategically oversee divisional FP&A, accounting, reporting, internal controls, consolidations, SEC reporting, technical accounting, billing/credit/collections.

●	Oversee the monthly, quarterly and year-end accounting close processes and develop and support management financial reporting for effective decision making.

●	Strategically plan, develop, organize, implement, direct and evaluate the division’s fiscal function and performance.

●	Drive a strong controllership mindset throughout the organization by providing appropriate financial support in the attainment of operational goals and objectives.

●	Evaluate and advise on the impact of long-range planning, introduction of new programs/strategies and regulatory action.

●	Identify and assess financial risks, including operational, market, and regulatory risks, and implement strategies to mitigate them.

●	Enhance and/or develop, implement and enforce policies and procedures of the division by way of systems that will improve the overall operation and effectiveness of Agrify.

●	Develop and refine effective financial systems and related controls.

●	Establish and implement accounting policies.

●	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position. Develop a reliable cash flow projection process and reporting mechanism.

●	Be an advisor from the financial perspective on any contracts into which Agrify may enter.

●	Evaluate the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as provide individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.

●	Mentor and develop the team, managing work allocation, systems training, performance evaluations, and the building of an effective and efficient team dynamic.

●	Oversee treasury functions and assume the title of Treasurer.

●	All other duties typical of a public company CFO, including completing necessary SEC, NASDAQ and other certifications.

Schedule B

Service Fee Schedule

The Service Provider shall invoice Service Recipients for all direct costs related to the Services based upon actual incurred costs. The Service Fees set forth herein are based on the assumption that any individuals supporting the Service Provider under this Agreement are providing full-time support exclusively to Service Recipient. In the event that any individuals supporting the Service Provider provide services to any other party during the term of this Agreement including the Service Provider itself, the Service Fees shall be adjusted proportionally to reflect the actual time allocation.

For example, if an individual supporting the Service Provider spends 80% of their time providing Services to Service Recipient and 20% of their time providing services to a third party including the Service Provider itself, Service Recipient shall only be responsible for 80% of the Service Fees specified in this Schedule. Any such adjustment shall be calculated on a monthly basis and reflected in the invoices issued to Service Recipient.

●	Total Monthly Service Fees = $72,552